April 20, 2009

Silver Consignment/Purchase Agreement

We are pleased to confirm that, Mitsubishi International Corporation ("MIC") will be prepared to deliver on an uncommitted basis, from time to time, silver upon consignment (the "Consignment(s)") to _________ (the "Consignee" and together with MIC, "the Parties") subject to availability and to the terms and conditions outlined herein and further subject to MIC's absolute discretion not to deliver silver if it so decides.

Definitions. For the purposes of this Agreement:

"Dollar Value" with respect to silver shall mean, on the day of determination, the value in U.S. dollars of one troy ounce of silver determined by the current Handy & Harmon (H&H) price for AMI Doduco Inc. and AMI Doduco (Nexico) S. de R.L. de C.V. or the current London Fix price for AMI Doduco Espana, S.L. and AMI Doduco GmbH.

1. Availability. Silver delivered and held on consignment hereunder from time to time by the Consignee shall not at any time have a Dollar Value which exceeds $_____________ U.S. (the "Maximum Dollar Limit").

2. Restoration of Maximum Dollar Limit. If at any time the aggregate Dollar Value of silver held on consignment hereunder by the Consignee should exceed the Maximum Dollar Limit, then MIC may at its option, by telex or telecopied notice to the Consignee, require that by the end of the Business Day immediately following the day upon which such telex or telecopied notice is given, the Consignee either:

(i) re-deliver to MIC a portion of the silver held on consignment hereunder sufficient to reduce the Dollar Value of the silver continued to be held on consignment hereunder to an amount no greater than the Maximum Dollar Limit;

(ii) purchase from MIC, at the applicable H&H Noon price plus the all accrued and unpaid Consignment Fees (defined below) relating to such quantity of silver, a quantity of the silver held on consignment hereunder sufficient to reduce the Dollar Value of the silver held on consignment hereunder to an amount no greater than the Maximum Dollar Limit.;

(iii) deposit, by wire transfer, funds equal to the Dollar Value of the silver held on consignment hereunder in excess of the Maximum Dollar Limit (the "Excess Funds") into a margin account established with the MIC, which will pay interest to the Consignee at a rate based on the average of the federal funds rate during the period from the date of the first deposit of the Excess Funds to the date of the withdrawal of the Excess Funds. Upon the reduction of the aggregate value of the Dollar Value of the silver held on consignment hereunder in excess of the Maximum Dollar Limit, MIC shall immediately return the Excess Funds to the Consignee; or

(iv) provide to MIC a standby irrevocable letter of credit issued by a bank agreed by MIC, which shall set forth the amount equal to the Dollar Value of the silver held on consignment hereunder in excess of the Maximum Dollar Limit.

3. Quality. Silver delivered to the Consignee and returned to MIC shall be in London Good Delivery bar form and of a minimum fineness of .9999, unless otherwise mutually agreed to in advance of delivery.

  Orders. Requests for delivery of silver will be made by an authorized representative of the Consignee to an authorized officer of MIC by telephone, telex or telecopied transmission. Each request will indicate the quantity and quality of the silver to be delivered, the delivery location, the date on which the delivery is requested to be made and the required term of the Consignment, which term may be for up to twelve (12) months or any other lesser term which is mutually acceptable to the Parties. The annual percentage consigned rate to apply to a Consignment will be inform the Consignee by MIC at the time of such request and will be agreed by the Consignee and MIC. Any silver delivered shall be of the quality set forth in paragraph 3. All telephone requests and the annual percentage consigned rate shall be confirmed in writing to MIC within three (3) Business Days of such agreed.

5. Deliveries by MIC.

(a) If MIC has agreed to make a requested delivery of silver, it will arrange for the delivery of the silver to a location acceptable to both Parties and on the date agreed upon for delivery. MIC will bear the cost of such delivery and bear all risk of loss or damage to the silver until it has been delivered to the agreed upon location at which time such risk shall pass to the Consignee. Such delivery shall be accompanied by a delivery statement provided by MIC setting out the quantity and quality of silver delivered.

(b) If on receipt of the silver it is determined by the Consignee that the silver delivered by MIC to the Consignee is of a different quantity and/or quality than is set out in the delivery statement, the Consignee shall forthwith give a written notice of such discrepancy to MIC and MIC and the Consignee, as the case may be, shall make the appropriate adjustments. Such notice of the discrepancy shall be notified by the Consignee within on three (3) Business Days immediately after the receipt of the silver.

Business Day. For the purposes of this Agreement, "Business Day" shall mean any day, other than a Saturday, a Sunday or a day that banks are lawfully closed for business in New York City, New York, or in the case of any location to which silver is to be delivered or received, a day that transactions cannot be carried out at such location.

6. Return by the Consignee. Upon the scheduled or earlier termination of the Consignment, the Consignee shall immediately return at the Consignee's cost, risk and expense, the silver consigned hereunder or silver of equivalent quantity and quality to the same location or buy or transfer from another lessor or extend/renew lease.

7. Consignment Fee. Consignment Fees equals (i) Dollar Value of the silver making up the applicable Consignment on the date of the confirmation by MIC, times (ii)the annual percentage consigned rate agreed upon by the Consignee and MIC at the time of each Consignment request or request for renewal, which rate shall remain in effect for the term of the applicable Consignment, times (iii)the number of troy ounces of the silver being consigned, times (iv)the number of days the silver is being consigned to the Consignee, which shall include the date of delivery but not the date of return, divided by (v) three hundred sixty (360) days. The Consignee will pay monthly and on the last day of a Consignment term, to MIC as a consignment fee in respect of the applicable Consignment an amount which shall be calculated by multiplying (i) Dollar Value of the silver making up the applicable Consignment on the date of the confirmation by MIC, times (ii)the annual percentage consigned rate agreed upon by the Consignee and MIC at the time of each Consignment request or request for renewal, which rate shall remain in effect for the term of the applicable Consignment, times (iii)the number of troy ounces of the silver being consigned, times (iv)the number of days the silver was consigned to the Consignee during the month in question divided by three hundred sixty (360) days.

8. Title.

(a) Title to the silver delivered by MIC and held by the Consignee on consignment for MIC will remain with MIC and will not pass to the Consignee until such time as the silver is purchased by the Consignee as provided for in paragraphs 11, 12 and 8(b) hereof. In the event that only a portion of a Consignment is purchased, then title as pertains to that portion only will transfer to the Consignee.

(b) Title to the silver purchased by the Consignee as provided for in paragraphs 11 and 12 hereof will pass to the Consignee upon receipt by MIC of all funds due to it from the Consignee in payment for the silver purchased.

9. Commingling. The Consignee and MIC agree that the Consignee shall be permitted, in the ordinary course of its business as now being conducted, to commingle the silver held on consignment for MIC with any other silver or silver containing alloys being held by the Consignee on consignment, safekeeping, or trust, or with silver or silver containing alloys owned by the Consignee.

10. Safekeeping. Until such time as the silver received from MIC has been returned to MIC, or purchased by the Consignee, as hereinafter provided, the Consignee will afford the silver no less safekeeping protection than it affords silver held for its own account. The Consignee will at the Consignee's cost arrange and maintain insurance coverage on the silver held on consignment for MIC by the Consignee in such amounts and covering such risks as is usually carried by companies engaged in a similar business and the Consignee shall, upon request, deliver to MIC a copy of all policies for such insurance. The Consignee covenants that it will not dispose of any interest in silver consigned hereunder (including by way of sub-consignment) to any third party. Consignee shall permit agents or representatives of MIC to inspect, during normal business hours and upon five (5) business days notice, or at its own discretion should Lessee be in Default, any silver consigned to Consignee or silver containing allows being held by the Consignee on consignment, safekeeping, or trust, or with silver or silver containing alloys owned by the Consignee and/or the Consignee's books and records related to such silver or alloys.

11. Purchase Request. If the Consignee wishes to purchase part or all of the silver held hereunder on consignment for MIC, an authorized representative of the Consignee will at any time during the consigned period make a request to an authorized officer of MIC by telephone, telex or telecopied transmission stating the quantity and quality of silver to be purchased and the intended date of the purchase. MIC will send Consignee written confirmation of all telephone requests including the purchase price, which is an amount equal to the Dollar Value as of the purchase date for the quantity of silver to be purchased plus all accrued and unpaid Consignment Fees relating to such quantity of silver (the "Purchase Price") for such silver and if the Consignee agreed the Purchase Price, Consignee shall send MIC written acknowledgement of such confirmation within five (5) Business Days of receipt.

12. Purchase. Upon MIC's receipt of the written acknowledgement for such silver so purchased, in good funds, MIC shall sell, transfer and convey good title to such silver so purchased to the Consignee. Each such sale shall be effective upon MIC's full receipt of such Purchase Price. .

13. Security Interest.

(a) Both parties acknowledge that this is a true Consignment in which MIC retains title and settlement by return of the silver consigned hereunder is contemplated. Notwithstanding the foregoing, the Consignee hereby grants MIC a security interest in all silver delivered pursuant to this Agreement in any physical or chemical state and any proceeds of sale, disposition, or destruction thereof until all required silver is returned to MIC. MIC is hereby authorized to file any and all appropriate UCC financing statements, with or without the Consignee having executed such filing. The Consignee shall execute all appropriate documents reasonably required by MIC to protect MIC's interests in the silver. The Consignee shall take all reasonable actions not to prejudice MIC's security interest in, and shall take such other actions as MIC may reasonably require to protect, the Consignee in the Consignee's possession.

(b) If sufficient credit has not been established with MIC's credit department, MIC may, in addition to the security interest granted by the Consignee under the paragraph 13(a), require security, either in the form of prepayment or a standby irrevocable bank letter of credit, or any other form of security, as MIC may determine in its sole and unencumbered discretion. Any letter of credit must be opened in a format and by a bank acceptable to MIC.

(c) Further, as continuing collateral security for the present and future indebtedness and liability of the Consignee to MIC hereunder, the Guarantor [the Parent of the Consignee] shall deliver in favor of MIC an unconditional guarantee of all present and future indebtedness and liability incurred by the Consignee to MIC under this Agreement. This Agreement shall not become effective until MIC shall receive such guaranty agreement ("Guaranty Agreement"), in form and content satisfactory to MIC.

(d) If MIC's requirements as to security are not satisfied within the time limits specified by MIC, MIC shall have the option of canceling the Consignment and/or proceeding against the Consignee for damages occasioned by the Consignee's failure to perform. MIC hereby reserves the right in its absolute discretion to revise the credit terms applicable to the Consignee, and to call for such further security as MIC deems necessary.

14. Invoices.

(a) In the case of a Consignment, MIC will furnish the Consignee, on the following 22nd day of each month for the Consignment Fee of the applicable month and on the last day of a Consignment term for the Consignment Fee of the last month of such Consignment Term and the preceding month of such last month, with a statement of the quantity and quality of silver held on consignment for MIC and a calculation of the consignment fee in accordance with paragraph 7 hereof payable by the Consignee, together with an invoice for such charges.

(b) In the case of purchases, MIC will furnish the Consignee promptly after each purchase is agreed to with a statement setting forth the quantity and quality of the silver sold, and a calculation of the purchase price payable by the Consignee, together with an invoice for such purchase price.

(c) If there is a discrepancy between the statement provided by MIC and the agreed to terms of the purchase by the Consignee, as the Consignee understands them to be, the Consignee shall forthwith notify MIC of such discrepancy.

15. Payments. Payment of the consignment fee will be made by the Consignee within five (5)Business Days following the receipt of such invoice. In either case, payment will be made in U.S. dollars in same day funds by any method mutually agreed upon from time to time. If an amount payable hereunder is not paid when due, the Consignee will pay interest on the unpaid amount, calculated and payable upon demand for the actual number of days elapsed and compounded monthly until paid in full, at the LIBOR-Rate (British Bankers' Association Interest Settlement Rates) in U.S. dollar for the three (3) months period, as published by Reuter's screen at approximately 1:30 pm (New York) on the date of such unpayment day plus four (4) percents.

16. Period of Agreement. Any party to this Agreement may, for any reason, and upon no less than thirty (30) days' written notice to the other party (the "Termination Notice") terminate this Agreement. Such termination to be effective, except as hereinafter provided, as of the date specified in such Termination Notice (such date being the "Termination Date"). Notwithstanding the above, such termination shall not affect any Consignment outstanding at the time such termination is effective, which shall remain subject to the terms and conditions of this Agreement until all outstanding obligations under such Consignment are duly performed or the Consignment is finally and fully liquidated in accordance with the provisions of this Agreement.. For all other Consignments, termination shall be effective on the Termination Date.

17. Events of Default. The parties recognize and agree that both parties may set-off subject to this Agreement without any approval of the bankruptcy court in the case of bankruptcy. Upon the occurrence of any one of the following events of default (an "Event of Default"):

(a) the Consignee or the Guarantor makes any representation or warranty hereunder which is incorrect in any material respect; default in payment, or breaches any covenant hereunder or fails to perform or observe, in any material respect, any other term or provision contained in this Agreement or Guaranty Agreement and any such breach of covenant or failure to perform or observe shall remain unremedied for three (3) days after written notice thereof has been given by MIC to the Consignee in the manner provided for in paragraph 19 hereof;

(b) any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceedings for the relief of debtors and/or creditors are instituted by or against the Consignee or the Guarantor, and, in the case of any such proceeding instituted against the Consignee or the Guarantor (but not instituted by such party), either such proceeding shall remain undismissed, or unstayed for a period of fifteen (15) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(c) The Consignee or the Guarantor be unable to pay its debts as they fall due;

(d) The Consignee or the Guarantor has an administrator, receiver, liquidator or other officer appointed over it or any of its assets;
    The Consignee fails to give adequate security for, or evidence of, its ability to perform its obligations under this Agreement within two (2) business days of any request therefor in accordance with this Agreement or any reasonable request therefor from MIC;
    Termination of the Guaranty Agreement; or
    The Guarantee disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of any guarantee issued in respect of the Consignee.

MIC may terminate this Agreement and, upon making a demand in writing upon the Consignee, will become entitled to have the Consignee deliver to MIC forthwith all silver held by the Consignee on consignment for MIC hereunder and shall be entitled to receive payment forthwith from the Consignee of all amounts due and accruing to MIC hereunder. Delivery of such silver shall be made by either physically delivering the silver to MIC or by paying to MIC the applicable market price (as determined by MIC in its absolute discretion based upon the current market price for the relevant silver) plus all accrued and unpaid Consignment Fees of the silver then held and by so paying such amount, the Consignee shall be deemed to have purchased the silver which it was required to re-deliver to MIC.

MIC shall determine its aggregate gains or losses resulting from the termination of any transactions by calculating the difference, if any, between the price specified in each liquidated transaction and the market price for the relevant product on the date of liquidation. MIC shall notify the Consignee of the amount of any aggregate loss incurred by MIC in connection with the liquidation of any transactions. The Consignee shall pay such amount to MIC in full within five business days of such notice being given, with interest at the rate of four (4) per cent plus LIBOR (quoted on the first London banking day after the date of termination).

MIC may, in its sole discretion, aggregate, net and set off amounts which MIC owes to the Consignee against any amounts which the Consignee owes one or more of MIC under any transaction or otherwise, whether or not then due, so that all such amounts are aggregated and netted to a single liquidated amount (the "Net Liquidation Payment"). For the purpose of any such calculation, MIC may convert amounts denominated in any other currency at such rate prevailing at the time of the calculation as it shall reasonably select. If the calculation of the Net Liquidation Payment results in an amount payable by MIC, the Net Liquidation Payment shall be zero. MIC shall notify the Consignee of the amount of the Net Liquidation Payment and the Consignee shall pay the Net Liquidation Payment in full within five business days of such notice, which amount shall bear interest at the rate of four (4) per cent plus LIBOR (quoted on the first London banking day after the applicable date of termination).

The Consignee shall further indemnify and hold MIC harmless from any other losses, damages, cost and expenses including reasonable attorney's fees, incurred in connection with an event of default, termination or the exercise of any remedies in relation thereto.

Notwithstanding any provision herein to the contrary, MIC shall not be required to pay to the Consignee an amount due until MIC receive confirmation satisfactory to MIC, in its reasonable discretion, that all obligations of any kind whatsoever of the Consignee to make any payments to MIC under this Agreement have been or will be fully and finally performed; nor shall MIC be required to compensate the Consignee for any losses incurred by the Consignee in connection with a default or termination hereunder.

18. Authorized Representatives. The Consignee will, from time to time, notify MIC in writing of the names of two or more persons who are to be its authorized representatives for the purposes hereof. MIC will, from time to time, notify the Consignee in writing of the names of two or more persons who are to be its authorized officers for the purposes hereof. The Consignee and MIC shall provide to each other specimen signatures of such persons.

19. Representations of the Consignee.

(a) The Consignee hereby represents and warrants to MIC that it has full power and authority to purchase silver from MIC and to receive and hold silver for MIC on the terms and conditions contained herein; that it has obtained all necessary governmental approvals, if any, to receive and hold and purchase silver; and, that this Agreement has been duly authorized by all necessary corporate action and that the execution, delivery and performance of this Agreement by the Consignee will not result in the breach of its charter, articles of incorporation, by-laws, corporate resolutions or other of its constitutional documents.

(b) The Consignee hereby warrants to MIC that upon return of consigned silver to MIC, MIC shall have good and marketable title to the silver, free and clear of all liens, pledges, mortgages, encumbrances, easements, charges, claims, restrictions, purchase options, and/or agreements limiting the use or transfer of such Metal.

20. Representations of MIC.

(a) MIC hereby represents and warrants to the Consignee that it shall have title free and clear of any encumbrance to all silver to be delivered to the Consignee under this Agreement, and that it has full power and authority to deliver and sell silver to the Consignee on the terms and conditions contained herein. In addition, MIC hereby represents and warrants to the Consignee that the silver to be delivered to the Consignee under this Agreement is .9995 Fineness.

(b) MIC MAKES NO OTHER WARRANTIES, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE I.

21. Responsibility.

(a) The Consignee shall be responsible for, and agrees to indemnify and hold harmless MIC from and against, any sales, use, personal property taxes relating to this Agreement, any silver consigned hereunder, or the use thereof. The Consignee shall also be responsible for, and agrees to indemnify and hold harmless MIC against, any liability, claim, or expense relating to any silver consigned hereunder or the use thereof, including, without limitation, any products, environmental, or toxic waste liability claims.

(b) The Consignee shall be responsible for all risk of loss, damage or disappearance from any cause whatsoever of or with respect to any silver consigned hereunder from the time delivered by MIC until it is returned to MIC.

(c) MIC shall not be responsible for the Consignee's use of silver consigned hereunder. Neither party shall be liable for any consequential, incidental, or special damages resulting from the transactions.

22. Taxes.

(a) The Consignee shall be responsible for any taxes (including, but not limited to, value added taxes, sales and use taxes, gross receipts taxes, property taxes, and state excise taxes) due on any silver consigned hereunder, any Consignment or other transactions contemplated by this Agreement. In the event such taxes are properly assessed or levied by a governmental unit against MIC with respect to any silver consigned hereunder, any Consignment or other transaction contemplated by this Agreement and MIC pays such taxes to the governmental unit, MIC shall add the amount of such taxes to the fees payable pursuant to the given transaction and the Consignee is required to pay the amount of such taxes to MIC. In the event that taxes are properly assessed or levied by a governmental unit against the Consignee with the respect to any Consignment or transaction contemplated by this Agreement, then the Consignee shall timely pay such taxes to the governmental unit. A tax is properly assessed or levied where the plain language of the governing law provides for assessment or levy. The Consignee agrees to indemnify MIC against all such taxes and any interest, penalties, or other charges that may be imposed in connection with the silver, Consignment or transactions.

(b) Each party shall use reasonable efforts to implement the provisions of and to administer this agreement in accordance with their intent to minimize taxes, so long as neither party is materially adversely affected by such efforts. To claim an exemption from payment of taxes, the Consignee shall provide a certificate of exemption or appropriate evidence of exemption from the tax to MIC. Both parties agree to cooperate with each other in obtaining any exemption. If no exemption documentation is received, and the transaction is subject to a tax, then the Consignee agrees to pay the tax.

(c) Notwithstanding any other provision in this Agreement, the Consignment Fee shall be paid to MIC without any deduction or withholding for or on account of any applicable tax unless such deduction or withholding is required by applicable law. If such deduction or withholding is required, then the Consignee shall (i) promptly notify MIC of such requirement, (ii) promptly pay to the relevant authorities the full amount required to be withheld or deducted and promptly forward to MIC an official receipt evidencing such payment to such authorities; and (iii) promptly pay to MIC such additional amount as may be necessary to ensure that the net amount actually received by MIC equals the full amount MIC would have received had no such deduction or withholding been required.

23. Attorney's fee. Each party shall be entitled to full indemnification from the other party of its reasonable attorney's fees and related reasonable costs/expenses (including expert witness fees, costs and expenses) for any cause of action, claim or dispute arising out of or relating to this Agreement as to which such indemnified party prevails, whether in an arbitration, a court of law, administrative proceeding, or through any other form of dispute resolution.

24. Notices. Any notice in writing may be given by being delivered by hand or by being sent by authenticated telex, telecopied transmission in the case of the Consignee to:

AMI Doduco, Inc.

Murray Corporate Park

1003 Corporate Drive

Export, PA 15362

Attention: Vice President of Purchasing

Fax No.: (724) 733-2880

With a copy to:

Technitrol, Inc.

1210 Northbrook Drive, Suite 470

Trevose, PA 19053

Attention: Chief Financial Officer

Fax No.: (215) 355-7397

and in the case of MIC to:

Attention:

Fax No.:

or to such other address, telex or telecopier number as may hereafter be notified in writing by the Consignee or MIC, respectively and any such notice, if given by hand, authenticated telex or telecopied transmission will be deemed to have been given when delivered or sent.

If an authorized representative of the Consignee makes an oral request or gives an oral notice hereunder to MIC, whether to an agent or an employee of MIC then, until notice in writing by the Consignee, MIC shall be entitled to rely on its dealings with the Consignee upon those oral instructions whether by telephone or otherwise. In so relying, neither MIC nor any agent or employee shall incur any liability to the Consignee in acting upon such oral instructions contemplated hereby and which MIC believes in good faith to have been given by a person authorized by the Consignee to effect any applicable transaction. In the event there is a discrepancy between the oral instructions and any written confirmation in respect thereof, or in the absence of receiving confirmation, the oral instructions will be deemed to be the controlling instructions.

25. Assignment. Neither MIC nor the Consignee may assign or transfer any of its rights or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld. This Agreement is for the benefit of the parties hereto and their respective successors and permitted assigns. No other persons or entity (including, without limitation, any customer of either party) shall have any rights hereunder.

26. Laws. This Agreement will be interpreted and governed in all respect by the laws of the State of New York.

27. Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration conducted by the American Arbitration Association in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award of the arbitrator(s) shall be final and binding upon the parties hereto and judgment on the award may be entered in any court of competent jurisdiction.

28. Amendments. This Agreement constitutes the entire Agreement between the Consignee and MIC in respect of the subject matter hereof and may only be amended by a document signed by the Consignee and MIC.

29. Judgment Currency. All payments made under this Agreement or resulting from any judgment relating to this Agreement shall be made in U.S. Dollars.

30. Force Majeure.

(a) If either party is prevented from performing its obligations hereunder by reason of force majeure (which shall be deemed for this purpose to include war, civil commotion, act of terrorism, hijacking, strike, walkout, industrial dispute, fire, explosion, storm, tempest, flood, act or omission of any governmental, licensing or other similar body or of a person or body for the time being exercising the power and authority of such body (whether in the United States of America or elsewhere)) the time for performance shall be extended for a period equal to that during which performance is so prevented. Failure to pay or lack of funds, the availability of a more attractive market or inefficiencies in operations do not constitute force majeure.

(b) The party or parties whose performance is prevented, inhibited or delayed (the "Declaring Party") agrees to notify the other party (the "Non-Declaring Party") of the occurrence of the force majeure event as soon as possible including reasonably full particulars of such force majeure event.

(c) Notwithstanding the foregoing, if a force majeure event delays performance for a period of thirty (30) days or more, the Non-Declaring Party shall have the right to terminate any affected outstanding Consignment effective upon providing notice to the Declaring Party. In no event shall force majeure entitle either party to suspend its obligations to make payments then due for silver consigned.

31. Entire Agreement. This Agreement (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and (b) supersedes all prior agreements with respect to the subject matter hereof. This Agreement supersedes all standard terms and conditions of trading of either party, regardless of how denominated and whether or not the same are printed on one or more Confirmations or sales or purchase orders relating thereto.

32. Validity. In the event that any provision (or portion of a provision) if this Agreement is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement (and of such provision) shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision (or portion thereof), and the parties shall negotiate in good faith to arrive at an alternative replacement provision approximating the parties' original business objective.

33. No Obligation to Deliver or Renew a Consignment. Execution of this Agreement shall not obligate MIC to deliver silver or to renew a Consignment term pursuant to any request that it may receive from the Consignee; nor does it obligate the Consignee to request the delivery of silver.

the parties have executed this Agreement in duplicate by their duly authorized representatives effective on the date first written above. .

MIC

Mitsubishi International Corporation

By: _____________________________

Name:

Title:

The Consignee

AMI DODUCO ________

By: _____________________________

Name:

Title: